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Exhibit 5.14

[Dinsmore & Shohl LLP Letterhead]

September 26, 2011

Physicians & Surgeons Ambulance Service, Inc.
c/o Emergency Medical Services Corporation
6200 S. Syracuse Way, Suite 200
Greenwood Village, Colorado 80111

Debevoise & Plimpton LLP
919 Third Avenue
New York NY 10022

  Re:
  Registration Statement on Form S-4
  $950,000,000 Principal Amount of
  8.125% Senior Notes due 2019

Ladies and Gentlemen:

        We have acted as special Ohio counsel to Physicians & Surgeons Ambulance Service, Inc., an Ohio corporation (the "Ohio Guarantor"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 filed with the Commission on or around September 26, 2011 (the "Registration Statement") relating to the exchange by Emergency Medical Services Corporation, a Delaware corporation (the "Issuer") of $950,000,000 aggregate principal amount of the Issuer's 8.125% Senior Notes due 2019 (the "Old Notes") for an aggregate principal amount of up to $950,000,000 of the Issuer's 8.125% Senior Notes due 2019 (the "New Notes"). The New Notes are to be registered under the Act pursuant to the Registration Statement. The New Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of May 25,

2011, by and between CDRT Merger Sub, Inc. and Wilmington Trust FSB as trustee (the "Trustee"), as amended by the First Supplemental Indenture, dated as of May 25, 2011, by and between CDRT Merger Sub, Inc. and the Trustee, and by the Second Supplemental Indenture, dated as of May 25, 2011, by and among the Issuer, the Subsidiary Guarantors named therein, including but not limited to the Ohio Guarantor, and the Trustee.

        In connection with this opinion, we have examined:

        (1)   the Indenture;

        (2)   the New Notes; and

        (3)   the corporate records of the Ohio Guarantor with respect to the formation and existence of the Ohio Guarantor.

        The Indenture, New Notes and the corporate records of the Ohio Guarantor with respect to the formation and existence of the Ohio Guarantor are sometimes herein referred to collectively as the "Transaction Documents".

        We have also reviewed such other corporate records of the Ohio Guarantor as we have deemed necessary or appropriate for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the Ohio Guarantor and the officers thereof set forth in the Transaction Documents and in certificates provided pursuant to or in connection with the Transaction Documents or otherwise provided to us, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of the Ohio Guarantor, we have relied solely upon a certificate of existence of recent date, issued by the Secretary of State of Ohio.

        In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

        (a)   the due organization, existence and good standing of all parties to the Transaction Documents, except to the extent that we express an opinion in Paragraph 1 below regarding the existence and good standing of the Ohio Guarantor,

        (b)   the legal capacity of all natural persons,

        (c)   the due authorization of the Transaction Documents by all parties thereto, except to the extent that we express an opinion in Paragraph 1 below regarding the authorization of the Transaction Documents by the Ohio Guarantor,

        (d)   the due execution and delivery of the Transaction Documents by all parties thereto, except to the extent that we express an opinion in Paragraph 3 below regarding the execution and delivery of the Transaction Documents by the Ohio Guarantor,

        (e)   the due authentication of the New Notes on behalf of the Trustee in the manner provided in the Indenture,

        (f)    that all parties to the Transaction Documents have the legal right, power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 2 below regarding the corporate power and corporate authority of the Ohio Guarantor,

        (g)   that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are complete, authentic originals and all certified or other reproductions of documents submitted to us conform to the complete, original documents,

        (h)   that the Transaction Documents are enforceable against the parties thereto in accordance with the Transaction Documents' terms, and

        (i)    that the indebtedness incurred and obligations undertaken pursuant to the Transaction Documents have been incurred and undertaken for adequate consideration.

        Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

        1.     The Ohio Guarantor is validly existing and in good standing as a corporation under the laws of Ohio.

        2.     The Ohio Guarantor has all necessary corporate power and corporate authority to execute and deliver the Transaction Documents to which it is a party and to enter into and perform its obligations thereunder.

        3.     The execution and delivery of the Transaction Documents to which it is a party and the performance and observance of the provisions thereof have been properly authorized by all necessary corporate actions on the part of the Ohio Guarantor.

        4.     The Indenture has been properly executed and delivered by the Ohio Guarantor.

        The opinions expressed herein are limited to the laws of the State of Ohio, and we do not express any opinion herein concerning any other laws.

        The opinions expressed herein are qualified as follows:

        (a)   We express no opinion as to the title to any property or the perfection or priority of any lien on or any security or other interest in any property.

        (b)   The authorization, validity, binding nature and enforceability of the Transaction Documents may be subject to Ohio corporation law restrictions relating to capital or other financial adequacy that would be applicable in the event that any indebtedness, obligation, liability or undertaking of the Ohio Guarantor under the Transaction Documents is deemed to be a dividend or distribution.

        Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

        The opinions herein are rendered in connection with the Registration Statement for the benefit of the Ohio Guarantor and the benefit of Debevoise & Plimpton LLP.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of the Notes" in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
Dinsmore & Shohl LLP
/s/ A. Scott Fruechtemeyer, Partner

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  Exhibit 5.14